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                                                                    Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 11, 2000, with respect to the statement of operations, member's equity and cash flows of Charter Communications VI Operating Company, LLC and subsidiaries for the period from inception (November 9, 1999) to December 31, 1999 (not presented separately herein) included in the Registration Statement on Form S-4 and related Prospectus of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation for the registration of $l,100,000,000 Senior Notes and Senior Discount Notes.

                                                     /s/ Ernst & Young LLP
                                                     ---------------------------
                                                     ERNST & YOUNG LLP

Denver, Colorado
April 25, 2002